                                  SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             THE DIAL CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1)  Title of each class of securities to which transaction applies:


        ------------------------------------------------------------------------

     2)  Aggregate number of securities to which transaction applies:


        ------------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)


        ------------------------------------------------------------------------

     4)  Proposed maximum aggregate value of transaction:


        ------------------------------------------------------------------------

     5)  Total fee paid:


        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     3)  Filing Party:

        ------------------------------------------------------------------------

     4)  Date Filed:

        ------------------------------------------------------------------------

                            [Dial Corporation Logo]

April 14, 1999

Dear Stockholder:

     You are cordially invited to attend the 1999 Annual Meeting of Stockholders. The Annual Meeting will be held on Thursday, June 3, 1999, at the Scottsdale Center for the Arts, 7380 East Second Street, Scottsdale, Arizona, and will begin promptly at 9:00 a.m., local time. No admission tickets or other credentials will be required for attendance at the meeting.

     Directors and executive officers are expected to be present before and after the meeting to speak with stockholders. During the meeting, stockholders will have an opportunity to ask questions regarding the affairs of the Company and to discuss the business to be considered at the Annual Meeting, as explained in the Notice and Proxy Statement which follow.

     IT IS IMPORTANT THAT YOU VOTE EITHER BY CALLING THE TOLL-FREE TELEPHONE NUMBER LISTED ON THE ENCLOSED PROXY CARD OR BY SIGNING AND RETURNING THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

Sincerely,
/s/ Malcolm Jozoff
Malcolm Jozoff
Chairman, President and
Chief Executive Officer

                            [Dial Corporation Logo]

                                                     15501 North Dial Boulevard
                                                     Scottsdale, Arizona
                                                     85260-1619

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 3, 1999

April 14, 1999

     The Annual Meeting of Stockholders of The Dial Corporation, a Delaware corporation (the "Company"), will be held at the Scottsdale Center for the Arts, 7380 East Second Street, Scottsdale, Arizona on Thursday, June 3, 1999, at 9:00 a.m. local time, for the following purposes:

     1. To elect three Directors of the Company to serve until the Annual Meeting in 2002 or until their respective successors are elected; and

     2. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

     Stockholders of record as of the close of business on April 5, 1999, are entitled to vote at the Annual Meeting and any adjournment or postponement thereof.

     A copy of the Company's 1998 Annual Report to Stockholders, which includes audited financial statements, is enclosed. You are cordially invited to attend the Annual Meeting, but whether or not you expect to attend in person, you may vote your shares via a toll-free telephone number listed on the enclosed proxy card or you may sign, date and mail the enclosed proxy card in the envelope provided. Instructions regarding both methods of voting are contained on the proxy card.

                                          By Order of the Board of Directors
                                      /s/ Jane E. Owens
                                          Jane E. Owens
                                          Senior Vice President, General Counsel
                                          and Secretary

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED AT THIS MEETING. PLEASE VOTE YOUR SHARES VIA THE TOLL-FREE TELEPHONE NUMBER LISTED ON THE ENCLOSED PROXY CARD OR COMPLETE, SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD IN THE ENCLOSED RETURN ENVELOPE AS SOON AS POSSIBLE. THE PROMPT VOTING OF YOUR SHARES WILL HELP THE COMPANY REDUCE THE EXPENSE OF PROXY SOLICITATION.

                                PROXY STATEMENT
                                       OF

                              THE DIAL CORPORATION
                            ------------------------

                           15501 NORTH DIAL BOULEVARD
                         SCOTTSDALE, ARIZONA 85260-1619
                            ------------------------

                         ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD JUNE 3, 1999

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of The Dial Corporation, a Delaware Corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on Thursday, June 3, 1999 at 9:00 a.m., local time (the "Annual Meeting" or the "Meeting"). In addition to the solicitation by mail, proxies may be solicited in person or by telephone, telecopy or telegraph by directors, officers or employees of the Company and by representatives of Georgeson & Company, Inc., a proxy solicitation firm. The Company has agreed to pay Georgeson & Company, Inc. a fee of $5,500 plus reasonable expenses for its services. The Company also will pay all other expenses of solicitation.

     The address of the principal executive offices of the Company is 15501 North Dial Boulevard, Scottsdale, Arizona 85260-1619, and the Company's telephone number is (602) 754-3425. This Proxy Statement and accompanying form of proxy are expected to be mailed to the stockholders of the Company on or about April 14, 1999.

                           BACKGROUND OF THE COMPANY

     Prior to August 15, 1996, the business of the Company was operated as the consumer products business of Viad Corp (then known as The Dial Corp). On August 15, 1996, Viad Corp distributed to its stockholders all of the Company's then outstanding common stock (the "Spin-off"), causing the Company to become a separate publicly-traded company.

                         VOTING AND OUTSTANDING SHARES

     Only stockholders of record as of the close of business on April 5, 1999 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. Each stockholder of record shall be entitled to one vote for each share of Common Stock owned on the Record Date as to each matter presented at the Annual Meeting. As of the Record Date, 102,825,722 shares of the Company's Common Stock, $.01 par value ("Common Stock"), were issued and outstanding.

     Participants in the Company's Capital Accumulation Plan (the "401(k) Plan") have the right to instruct the Trustees of the 401(k) Plan as to how to vote shares of Common Stock allocated to their accounts. The enclosed Proxy shall serve as the voting instruction to the Trustee. The 401(k) Plan provides that the Trustee shall vote any shares allocated to accounts of participants as to which instructions have not been received in direct proportion to the voting of allocated shares as to which voting instructions have been received. In addition, the 401(k) Plan provides that the Trustee shall vote unallocated shares of Common Stock held in the Trust in direct proportion to the voting of allocated shares in the 401(k) Plan as to which voting instructions have been received.

     All properly executed and unrevoked proxies that are received in time for the Annual Meeting shall be voted at the Meeting, or any adjournments or postponements thereof, in accordance with the instructions made thereon. If no instructions are given, the persons acting under the proxies shall vote the shares represented thereby "FOR" the election of the nominees for Director named in this Proxy Statement. Any person giving a proxy may revoke it at any time before it is exercised by sending written notice of revocation to the Secretary of the Company. In addition, although mere attendance at the Annual Meeting will not revoke the proxy, a person present at the Annual Meeting may withdraw his, her or its proxy and vote in person.

     The presence in person or by proxy of a majority of the outstanding shares of Common Stock entitled to vote shall constitute a quorum for the transaction of business at the Annual Meeting. Shares represented by proxies that withhold authority to vote for a director nominee or indicate an abstention or a "broker non-vote" (i.e., shares held by brokers or stockholder nominees as to which (i) instructions have not been received from the beneficial owners thereof or persons entitled to vote such shares and (ii) the broker or nominee does not have the discretionary voting authority on a particular matter with respect to such shares) will count as shares present and entitled to be voted for purposes of determining the presence of a quorum.

     As of the date of this Proxy Statement, the Company knows of no matters to be brought before the Annual Meeting other than the election of Directors. If, however, any other matters properly come before the Meeting, it is intended that proxies in the accompanying form will be voted thereon in accordance with the judgment of the persons acting under such proxies.

                             ELECTION OF DIRECTORS

     The Restated Certificate of Incorporation of the Company provides that the Board of Directors shall consist of three classes of Directors with overlapping three-year terms. One class of Directors is elected each year with terms extending to the third annual meeting after such election. The Restated Certificate of Incorporation provides that the Board shall maintain the three classes so as to be nearly equal in number as the then total number of Directors permits.

     In the election of Directors, the three candidates receiving the highest number of affirmative votes will be elected as Directors. The three Directors whose terms expire at the Annual Meeting in 1999 are Herbert M. Baum, Donald E. Guinn and Malcolm Jozoff. Accordingly, the Board has nominated Messrs. Baum, Guinn and Jozoff for new three-year terms extending to the annual meeting in 2002 and until their successors are duly elected. While there is no reason to believe that any of the nominees will, prior to the date of the Annual Meeting, refuse or be unable to accept the nomination, should any nominees so refuse or be unable to accept or if any vacancies arise prior to the Annual Meeting, the persons named in the proxy may vote the shares represented thereby for such other persons as the Board of Directors may recommend.

     Information regarding each nominee for Director is set forth below. Information regarding Directors whose terms expire in 2000 and 2001 also is set forth in separate sections below. A. Thomas Young recently resigned as a Director of the Company for personal reasons. Mr. Young's term would have expired in 2001.

            INFORMATION REGARDING NOMINEES FOR ELECTION AS DIRECTORS

NAME                       BUSINESS EXPERIENCE, OTHER DIRECTORSHIPS AND AGE
----                       ------------------------------------------------
Herbert M. Baum      Mr. Baum has been a Director of the Company since 1997, and is President and Chief Operating Officer and a Director of
                     Hasbro, Inc., a manufacturer and marketer of toy products.
                     Mr. Baum served as Chairman and Chief Executive Officer of
                     Quaker State Corporation from 1993 to January 1999. From
                     1978 to 1992, Mr. Baum was employed by Campbell Soup Company
                     ("Campbell"). In 1992, he was named President of
                     Campbell-North and South America. Mr. Baum also is a
                     director of Meredith Corporation, Whitman Corporation,
                     Fleming Companies, Inc., Pennzoil-Quaker State Company and
                     Midas, Inc. Age 62

Donald E. Guinn      Mr. Guinn has been a Director of the Company since 1996, and is Chairman Emeritus of Pacific Telesis Group, a
                     telecommunications holding company ("PacTel"). Mr. Guinn
                     served as Chairman and Chief Executive Officer of PacTel
                     from 1984 through his retirement in 1988. He also is a
                     director of Pacific Mutual Life Insurance Company and its
                     affiliates, Pacific LifeCorp and Pacific Life Insurance
                     Company, and Bank of America Corporation. Age 66

Malcolm Jozoff       Mr. Jozoff has been Chairman of the Board, President and
                     Chief Executive Officer of the Company since the Company's formation in 1996. Prior to joining the Company, Mr. Jozoff served as President and Chief Executive Officer of the
                     Consumer Products Business of Viad Corp, positions to which he was appointed in May 1996. From 1993 to 1995, he was
                     Chairman and Chief Executive Officer of Lenox, Inc., a
                     manufacturer of consumer durables. From 1967 to 1992, Mr.
                     Jozoff was employed by The Procter & Gamble Company, a
                     manufacturer of consumer products, where, in 1990, he
                     achieved the positions of President -- Health Care Sector,
                     Corporate Group Vice President and member of the Executive
                     Committee. Mr. Jozoff also is a director of the Columbia
                     Energy Group. Age 59

                   DIRECTORS CONTINUING IN OFFICE UNTIL 2000

NAME                       BUSINESS EXPERIENCE, OTHER DIRECTORSHIPS AND AGE
----                       ------------------------------------------------
Joy A. Amundson      Ms. Amundson has been a Director of the Company since 1997, and is Senior Vice President of Abbott Laboratories, a
                     diversified health care products and services company, and
                     President of Ross Laboratories. She has held a number of
                     other management positions since joining Abbott in 1982. Ms.
                     Amundson also is Chairman of the Board of Lutheran General
                     Hospital. Age 44

Thomas L. Gossage    Mr. Gossage has been a Director of the Company since 1996.
                     Mr. Gossage retired as Chairman and Chief Executive Officer of Hercules Incorporated, a worldwide producer of chemicals and related products, in January 1997. Mr. Gossage also is a director of Fluor Corporation and Alliant Techsystems Inc.
                     Age 64

Michael T.           Mr. Riordan has been a Director of the Company since 1997.
  Riordan            From August 1997 to August 1998, Mr. Riordan served as
                     President and Chief Operating Officer of Fort James
                     Corporation, a paper products manufacturer. Prior to the
                     merger of Fort Howard Corporation with James River
                     Corporation, he served as Chairman of the Board, President and Chief Executive Officer of Fort Howard Corporation from
                     1992 to 1997. Mr. Riordan also is a director of American
                     Medical Security Group, Inc. Age 48

                   DIRECTORS CONTINUING IN OFFICE UNTIL 2001

NAME                       BUSINESS EXPERIENCE, OTHER DIRECTORSHIPS AND AGE
----                       ------------------------------------------------
Joe T. Ford          Mr. Ford has been a Director of the Company since 1996, and is Chairman and Chief Executive Officer and a Director of
                     ALLTEL Corporation ("ALLTEL"), a telecommunications and
                     information services company. Mr. Ford became Chief
                     Executive Officer of ALLTEL in 1987 and Chairman of the
                     Board in 1991. Mr. Ford also is a director of Textron Inc.
                     Age 61

Barbara S. Thomas    Ms. Thomas has been a Director of the Company since 1997,
                     and is President of Warner-Lambert Consumer Healthcare, the
                     over-the-counter pharmaceuticals business of the
                     Warner-Lambert Company. Ms. Thomas has over 20 years of
                     experience as a consumer goods marketer and general manager.
                     She was with the Pillsbury Company ("Pillsbury") from 1993 to 1997, serving last as President of Pillsbury Canada Ltd.
                     Prior to joining Pillsbury, Ms. Thomas was Senior Vice
                     President Marketing for Nabisco Brands, Inc. from 1991 to
                     1993. Age 49

Salvador M.          Mr. Villar has been a Director of the Company since June
  Villar             1998, and is President and Chief Executive Officer of
                     California Commerce Bank ("CCB"), the U.S. banking arm of
                     Banco Nacional de Mexico ("Banamex"), and has been with CCB since 1981. Mr. Villar started his banking career in Mexico as a commercial lender and later became Vice President of
                     Corporate Lending at Banamex. Mr. Villar also is Vice
                     Chairman and Chair of the Executive Committee of Banco
                     Bansud, S.A. Age 48

                   THE BOARD OF DIRECTORS AND ITS COMMITTEES

     The Company's Board of Directors, which held six meetings during 1998, maintains five Committees: an Executive Committee, an Audit Committee, an Executive Compensation Committee, a Finance Committee and a Governance Committee. With the exception of the Executive Committee, the Committees consist only of non-management, independent Directors.

     - The Executive Committee, which held no meetings in 1998, exercises all the powers of the Board in the management of the business and affairs of the Company, except as limited by Delaware law, when the Board is not in session. Messrs. Jozoff, Ford, Gossage and Riordan and Ms. Amundson are members of this Committee.

     - The Audit Committee, which held four meetings in 1998, recommends appointment of the Company's independent public accountant and reviews audit reports, accounting policies, financial statements, internal auditing reports, internal controls and audit fees. Mses. Amundson and Thomas and Messrs. Gossage and Villar are members of this Committee.

     - The Executive Compensation Committee, which held seven meetings in 1998, reviews, for recommendation to the Board, salaries and other compensation awards under various compensation plans, approves salaries and compensation of Executive Officers and also approves grants under the Company's 1996 Stock Incentive Plan. Messrs. Riordan, Baum and Guinn and Ms. Amundson are members of this Committee.

     - The Finance Committee, which held five meetings in 1998, oversees the financial affairs of the Company and recommends financial actions and policies to the Board. Messrs. Ford, Guinn and Villar and Ms. Thomas are members of this Committee.

     - The Governance Committee, which held five meetings in 1998, establishes the rules and procedures for Board governance and is responsible for proposing a slate of Directors for election by the stockholders at each Annual Meeting and proposing candidates to fill any vacancies on the Board. Messrs. Gossage, Baum, Ford and Riordan are members of this Committee.

     All of the Company's Directors attended at least 75% of the aggregate number of meetings of the Board and Board Committees on which they served.

                             DIRECTOR COMPENSATION

     Directors who are not employees of the Company receive an annual retainer of $30,000, a fee of $1,500 for each Board meeting attended and a fee of $1,000 for each Committee meeting attended. In addition, each Chairperson of a Board Committee is paid an additional annual retainer of $2,500. Directors also are paid a fee of $1,000 for each meeting they attend with management to prepare for Board and Committee meetings, as well as for other Board-related services performed by Directors. In 1998, Mr. Young received $5,000 of such fees.

     Nonemployee Directors may elect to participate in the Company's Directors Deferred Compensation Plan (the "Directors Plan") under which payment of part or all of their retainer and fees may be deferred. This Directors Plan provides participants with the option to defer their compensation in the form of stock units related to the price of the Company's Common Stock. Such deferred compensation is payable to the Director or to the Director's estate or beneficiary, over such period as may be designated, upon termination of service as a Director. In addition, Directors can elect to receive deferred compensation in a lump sum upon a Change in Control (as defined in the Directors Plan).

     The Dial Corporation 1996 Stock Incentive Plan (the "1996 Stock Incentive Plan") provides generally that each Director of the Company who is not an employee of the Company or any of its subsidiaries or affiliates is entitled, upon his or her first election as a Director of the Company (the "Initial Grant"), and annually on each August during such Director's term (the "Annual Grant"), to receive automatic grants of non-qualified options to purchase Common Stock of the Company having an exercise price per share of 100% of the fair market value of the Common Stock at the grant date of such non-qualified stock options. The number of shares subject to each such Initial Grant and each such Annual Grant is equal to the amount of the annual retainer then in effect divided by an amount equal to one third ( 1/3) of such fair market value at the grant date, rounded to the nearest 100 shares. A Director elected during the course of a year will receive, upon election, an Initial Grant and a pro rata Annual Grant for the year in which such election occurs, based on the number of full calendar months between the Director's election and the next Annual Grant.

     In June 1998, upon his election to the Board of Directors, 4,000 non-qualified options to purchase Common Stock were granted to Salvador M. Villar at an exercise price of $24.3750, the fair market value on the date of grant. In August 1998, 3,900 non-qualified options to purchase Common Stock were granted to each nonemployee Director at an exercise price of $23.1563, the fair market value on the date of grant.

     The Company also provides nonemployee Directors with accidental death and dismemberment insurance benefits of $300,000 and, in addition, travel accident insurance benefits of $250,000 when traveling on the Company's business.

     Messrs. Ford, Gossage and Guinn, who were Directors of Viad Corp at the time of the Spin-off, continue to participate in that company's Director's Charitable Award Program, which enables each of them to contribute $100,000 per year to one or more charitable organizations selected by the Director over a period of 10 years following the Director's death. The program is funded through the purchase of life insurance on the life of the Director, with the Company as beneficiary.

                             EXECUTIVE COMPENSATION

     The following table sets forth compensation for fiscal years 1996, 1997 and 1998 of those persons who were, at the end of fiscal 1998, the Chief Executive Officer and the other four most highly compensated Executive Officers of the Company (the "Named Executive Officers"). Amounts set forth in the table and the following pages include, if applicable, amounts paid by Viad Corp or its subsidiaries prior to the Spin-off.

                           SUMMARY COMPENSATION TABLE

                                                                                            LONG-TERM COMPENSATION
                                                                             ----------------------------------------------------
                                              ANNUAL COMPENSATION                                        LONG-TERM
                                      ------------------------------------   RESTRICTED    SECURITIES    INCENTIVE
                                                              OTHER ANNUAL     STOCK       UNDERLYING      PLAN       ALL OTHER
                                      SALARY       BONUS      COMPENSATION     AWARDS     OPTIONS/SARS    PAYOUTS    COMPENSATION
NAME AND PRINCIPAL POSITION    YEAR     ($)         ($)          ($)(1)        ($)(2)         (#)         ($)(3)         ($)
---------------------------    ----   -------    ---------    ------------   ----------   ------------   ---------   ------------
Malcolm Jozoff...............  1998   650,000      619,222       11,531       154,806              0           0         26,343(4)
  Chairman, President and      1997   662,500    1,089,812       86,284       272,453              0           0        114,366
  Chief Executive Officer      1996   386,738      450,000       66,834             0      1,053,110           0         79,666
Susan J. Riley...............  1998   275,000      215,762        1,693        30,321              0           0          2,266(6)
  Senior Vice President and    1997   101,548(5)   119,320(5)    17,419        29,830        176,544           0         43,745
  Chief Financial Officer      1996         0            0            0             0              0           0              0
Mark R. Shook................  1998   250,000      146,869            0         9,375              0      96,418          7,498(7)
  Senior Vice President --     1997   254,808      280,288        1,925        23,124              0      81,682          7,788
  International                1996   239,643       74,600           55             0        189,910      23,400          7,189
Jane E. Owens................  1998   220,000      146,570        6,829        36,642              0           0         13,723(9)
  Senior Vice President        1997   149,769(8)   175,979(8)     5,004        21,997        150,062           0         11,728
  and General Counsel          1996         0            0            0             0              0           0              0
Bernhard J. Welle............  1998   200,000      139,545            0         6,250              0           0          4,800(10)
  Senior Vice President --     1997   203,846      274,519        2,750        26,946              0           0              0
  Human Resources              1996   187,071       62,500           55             0        152,330      12,600          4,227

---------------
(1) Reflects income tax gross-ups.

(2) The amounts shown for 1998 represent the fair market value of Dial Restricted Stock Units ("DRSUs") granted under the Company's Management Deferred Compensation Plan. A participant is granted DRSUs in an amount equal to 20% of the number of deferred stock units he or she acquires as a result of deferral of salary or bonus under the Plan. The DRSUs purchased as a result of the 20% discount vest at the end of the third year following deferral, cannot be diversified and are not available for payment until after the third year following deferral (or later, if so elected by the executive). Dividend equivalents equal to the dividends paid on common stock are credited on DRSUs, which amounts are deemed reinvested in additional DRSUs. The total number of DRSUs credited and the value of such DRSUs at December 31, 1998 to the Named Executive Officers was as follows: Mr. Jozoff, 13,325 DRSUs at $382,678; Mr. Shook, 1,525 at $43,796; Mr. Welle,
    1,318 at $37,851; Ms. Owens, 1,076 at $30,901; and Ms. Riley, 1,748 at
    $50,200. These year-end holdings do not include the DRSUs acquired on January 26, 1999 in connection with deferral of 1998 bonuses. The Company has instituted this Plan to assist participants in complying with the Company's stock ownership guidelines.

(3) Reflects payments made in connection with the Viad Performance Based Stock Plan and the Viad Performance Unit Incentive Plan. Dividends are paid on performance-based stock at the same rate as paid to all stockholders. As of December 31, 1998, all performance-based stock awards had been paid out.

(4) Includes relocation reimbursement of $6,843, a 401(k) Plan match of $4,800 and a supplemental 401(k) Plan match of $14,700.

(5) Represents compensation for approximately four months.

(6) Includes relocation reimbursement of $2,266.

(7) Includes a 401(k) Plan match of $4,799 and a supplemental 401(k) Plan match of $2,699.

(8) Represents compensation for approximately eight months.

(9) Includes relocation reimbursement of $11,185 and a 401(k) Plan match of $2,538.

(10) Includes a 401(k) Plan match of $4,800.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The Company did not grant any stock options or stock appreciation rights to any of the Named Executive Officers during fiscal 1998.

             AGGREGATED STOCK OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth information concerning stock options exercised during fiscal 1998 and the fiscal year-end value of unexercised options with respect to the Named Executive Officers.

                                                              NUMBER OF SECURITIES
                                                                   UNDERLYING                VALUE OF UNEXERCISED
                                                              UNEXERCISED OPTIONS            IN-THE-MONEY OPTIONS
                             SHARES                               AT FY-END(#)                 AT FY-END($)(1)
                          ACQUIRED ON        VALUE        ----------------------------   ----------------------------
         NAME             EXERCISE(#)       REALIZED      EXERCISABLE    UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
         ----             ------------   --------------   -----------    -------------   -----------    -------------
Malcolm Jozoff.........           0                0        906,747         146,363      $13,940,610     $2,113,116
Susan J. Riley.........           0                0         58,849         117,695          722,736      1,445,436
Mark R. Shook..........     173,497        2,650,207        131,998          15,666        2,283,645        226,178
Jane E. Owens..........           0                0        100,042          50,020        1,331,809        665,891
Bernhard J. Welle......      33,365          605,053        255,123          12,667        4,493,718        182,880

---------------
(1) Represents the amount by which the closing price of the Company's Common Stock exceeded the exercise prices of unexercised options at the end of fiscal 1998.

                                 PENSION PLANS

     The following table shows estimated annual retirement benefits payable to a covered participant who retires at age 65 or later, for the years of service and remuneration level indicated, under The Dial Corporation Retirement Income Plan and the schedule of The Dial Corporation Supplemental Pension Plan, which prevents the loss of pension benefits otherwise payable except for the limitations of the Internal Revenue Code. The remuneration covered by the Retirement Plan is annual salary and annual bonus, as reported in the Pension Plan Table below. The final remuneration will be calculated on the basis of the average of the participant's last five years of covered remuneration prior to retirement.

                            PENSION PLAN TABLE(1)(2)

                          YEARS OF SERVICE(3)
               -----------------------------------------
REMUNERATION     15        20         25         30(4)
------------   -------   -------   ---------   ---------
   200,000      50,165    66,887      83,609     100,331
   225,000      56,728    75,637      94,547     113,456
   250,000      63,290    84,387     105,484     126,581
   300,000      76,415   101,887     127,359     152,831
   400,000     102,665   136,887     171,109     205,331
   500,000     128,915   171,887     214,859     257,831
   600,000     155,165   206,887     258,609     310,331
   700,000     181,415   241,887     302,359     362,831
   800,000     207,665   276,887     346,109     415,331
   900,000     233,915   311,887     389,859     467,831
 1,000,000     260,165   346,887     433,609     520,331
 1,100,000     286,415   381,887     477,359     572,831
 1,200,000     312,665   416,887     521,109     625,331
 1,300,000     338,915   451,887     564,859     677,831
 1,400,000     365,165   486,887     608,609     730,331
 1,500,000     391,415   521,887     652,359     782,831
 1,600,000     417,665   556,887     696,109     835,331
 1,700,000     443,915   591,887     739,859     887,831
 1,800,000     470,165   626,887     783,609     940,331
 1,900,000     496,415   661,887     827,359     992,831
 2,000,000     522,665   696,887     871,109   1,045,331

---------------
(1) The Code, and the Employee Retirement Income Security Act ("ERISA"), limit the annual benefits which may be paid from a tax-qualified retirement plan. As permitted by the Code and ERISA, the Company has a supplemental plan which authorizes the payment of benefits calculated under provisions of the retirement plan which may be above the limits permitted under the Code and ERISA for those executives entitled to participate in the supplemental plan.

(2) Benefits are computed on a single-life annuity basis. Such benefits reflect a reduction to recognize some of the Social Security benefits to be received by the employee. The amounts set forth are before any adjustment for joint and survivorship provisions, which would reduce, in some cases, the amounts shown in the table.

(3) The number of credited years of service for Messrs. Jozoff, Shook and Welle and Mses. Riley and Owens are 3, 16, 11, 1 and 1, respectively. Estimated retirement benefits for Messrs. Jozoff, Shook and Welle and Mses. Owens and Riley are $370,192*, $216,511, $155,686, $138,958 and $213,442,
    respectively.

(4) The Company's Retirement Income Plan limits the years of service credited for purposes of calculating benefits to a maximum of 30 years. The Company's Supplemental Pension Plan contains similar limits.

 * Assumes 1 extra year of service for each year of credited service after 3 years of employment projected to age 65, pursuant to Mr. Jozoff's current employment agreement.

                 EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

     The Company has an employment agreement with Mr. Jozoff, providing for Mr. Jozoff to serve as Chairman, President and Chief Executive Officer of the Company through May 12, 1999. The Company expects to enter into a new employment agreement with Mr. Jozoff prior to the expiration of his current agreement. Under the current employment agreement, Mr. Jozoff receives an annual base salary of $650,000 and is eligible to receive an annual bonus and stock options from the Company in accordance with the provisions of the Company's Annual Incentive Plan and 1996 Stock Incentive Plan. In addition, Mr. Jozoff is eligible to participate in all employee benefit plans of the Company available to senior executives, and, if Mr. Jozoff is still employed by the Company at the end of the term of the employment agreement, for purposes of his pension benefits, he will receive, retroactively and until termination of his employment, two years of employment credit toward retirement for each year employed.

     The employment agreement may be terminated by the Company upon the disability of Mr. Jozoff or for any reason upon a unanimous vote of the Board (excluding Mr. Jozoff). If the Board elects to terminate the employment agreement upon unanimous vote, Mr. Jozoff is entitled to receive his base salary and benefits through the remaining term of the agreement and any accrued bonuses or options through the date of termination.

     The Company has entered into a change in control agreement with each of the Named Executive Officers and certain other executive officers which provides that, if within two years after a Change in Control (as defined) of the Company their employment terminates involuntarily or they leave for a Good Reason (as defined), they will receive three times their salary, incentive payments and fringe benefits. The agreements also provide a tax gross-up feature so that such officers do not have to pay excise taxes imposed on such payments. The officers also will be credited with three additional years of service under the Company's retirement plans.

     Under the Company's 1996 Stock Incentive Plan, all outstanding stock options will vest in full and be immediately exercisable by the optionees upon a Change in Control (as defined). Under the Company's Annual Incentive Plan, all participants are entitled to a pro-rata portion of their targeted award upon a Change in Control (as defined). Under the Company's Deferred Compensation Plans, participants may elect to have their deferred compensation paid in full upon a Change in Control (as defined).

       EXECUTIVE COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Executive Compensation Committee of the Board of Directors (for purposes of this report, the "Committee") is composed entirely of independent outside directors, none of whom is a current officer or employee of the Company or its subsidiaries. The Committee is responsible for the establishment of policies governing, and for the implementation, administration and interpretation of, all aspects of executive compensation, which includes base salary, annual incentives and equity-based incentives. The Committee also evaluates executive performance and oversees the development of management succession plans. In addition to the Directors whose names are listed at the end of this report, Dennis C. Stanfill and A. Thomas Young served as members of the Committee in 1998.

COMPENSATION POLICIES

     The Committee reviews the compensation of Executive Officers on an ongoing basis, developing and implementing plans to serve the following objectives:

     - Support, communicate and drive achievement of the Company's business strategies and goals;

     - Attract and retain the highest caliber Executive Officers by providing compensation opportunities comparable to those offered by other firms with whom the Company competes for business and talent;

     - Motivate high performance among all employees in an entrepreneurial, incentive-driven culture, free of any sense of entitlement;

     - Closely align the interests of Executive Officers and all employees with stockholders' interests;

     - Promote and maintain high ethical standards and business practices; and

     - Reward short-term results achieved and the long-term creation of stockholder value.

     The Committee believes that the Company has adopted demanding, stockholder-sensitive compensation programs to motivate its executives to maximize stockholder value. The Company achieved outstanding net sales growth, operating margin improvement and asset turnover in 1998, contributing to the creation of approximately $800 million of stockholder value in 1998. The Committee believes that the Company's pay-for-performance compensation programs were an important factor in the Company's outstanding performance in 1998.

     The Committee makes executive compensation decisions on the basis of total compensation, rather than on separate free-standing components. The Committee has sought to create an integrated total compensation program structured to balance appropriately short- and long-term financial and strategic goals. A significant amount of total pay for Executive Officers is comprised of at-risk pay to align executive interests with stockholder interests and directly tie compensation value to performance. The Committee has established stock ownership guidelines (one to three times base salary depending upon organizational level) to encourage Executive Officers to build beneficial stock holdings over time. Encouraging a personal proprietary interest provides Executive Officers with a close identification with the Company and aligns executives' interests with those of stockholders. This promotes a continuing focus on building profitability and stockholder value.

     As part of its overall compensation philosophy, the Committee has determined that the appropriate total compensation for Executive Officers should be targeted at the 50th percentile with the opportunity to meet or exceed the 75th percentile based on superior performance. Consistent with its desire to support a pay-for-performance environment, the Committee has determined that base salaries should be targeted at the 50th percentile.

     In its deliberations, the Committee utilizes the services of an independent consulting firm with experience in executive compensation matters, as well as historical marketplace survey data. The data provided compares the Company's compensation practices to a group of comparator companies. The Company's market for compensation comparison purposes is comprised of a group of companies (the "Comparator Group") that tend to have national and international business operations and sales volumes, market capitalizations, employment levels and lines of business similar to those of the Company. The Committee reviews and approves the selection of companies used for compensation comparison purposes. Substantially all of the companies chosen for the Comparator Group are among the companies that comprise the peer group index in the Stock Price Performance Graph included in this Proxy Statement. However, the Committee believes that the Company's most direct competitors for executive talent are not necessarily restricted to the companies that would be included in a peer group established for comparing stockholder returns.

BASE SALARIES

     The Committee regularly reviews each Executive Officer's base salary. Base salaries are targeted at market levels. Base salaries for Executive Officers are initially determined by evaluating executives' levels of responsibility, prior experience and breadth of knowledge, as well as internal equity issues and external pay practices. Base salaries offer security to executives and allow the Company to attract competent executive talent and maintain a stable management team. They also allow executives to be rewarded for individual performance based on the Company's evaluation process, which encourages the development of executives.

     When given, increases to base salaries are driven primarily by individual performance. Individual performance is evaluated based on sustained levels of individual contribution to the Company. The Committee considers the executive's efforts in promoting the Company's objectives; continuing educational and management training; improving product quality; developing relationships with customers, suppliers and employees; demonstrating leadership abilities among co-workers and other goals.

ANNUAL INCENTIVES

     In November 1996, the Committee adopted The Dial Corporation Annual Incentive Plan, effective January 1, 1997 (the "Annual Incentive Plan"). The Annual Incentive Plan promotes the Company's pay-for-performance philosophy by providing all non-union employees, including executives, with direct financial incentives in the form of annual cash bonuses to achieve Company and individual performance goals. Annual bonus opportunities allow the Company to communicate specific goals that are of primary importance during the coming year and motivate executives to achieve these goals.

     Each year, the Committee will establish specific goals relating to each executive's bonus opportunity. Eligible executives will be assigned threshold, target and maximum bonus levels based on a percentage of base salary. Executives earn bonuses to the extent preestablished goals are achieved, although the Committee has retained the discretion to adjust awards in certain cases, if appropriate.

     The Committee has determined that participants' awards will be based 70% on Company performance and 30% on individual performance. Company goals for 1998 were based on net sales growth, operating margin and asset turnover for the year. In 1999, the asset turnover measure will be replaced with a return on invested capital measure. Individual performance is based on quantifiable performance measures; however, no bonus is paid unless the predetermined thresholds for overall Company goals are reached.

     Performance goals are considered by the Committee to be challenging, but achievable. For 1998, the Committee established targets at levels which were significantly above the Company's results achieved in prior years. The Committee increased the performance targets to reflect the purchase economics relating to the acquisitions of The Freeman Cosmetic Corporation and Sarah Michaels, Inc. in 1998. The Company's performance in 1998 exceeded the target performance levels established by the Committee at the beginning of the year and as increased during the year. The amounts shown in the Summary Compensation Table reflect the amounts payable to the Named Executive Officers in accordance with the Annual Incentive Plan.

     The Chief Executive Officer's bonus award for 1998 reflected above-target achievement of the Company and individual portions of his opportunity. In assessing the results achieved by management during 1998, the Committee recognized the extraordinary work performed and resultant value created for the Company's stockholders by the Chief Executive Officer and others. The Company achieved core business revenue growth of 16.4%, made two significant acquisitions that formed the basis for the Company's new Specialty Personal Care franchise, improved operating margin, increased earnings per share by 15% and completed a successful $200 million debt offering. Total return to stockholders in fiscal 1998 (including reinvested dividends) was approximately 39.3%, resulting in the creation of approximately $800 million in stockholder value.

EQUITY-BASED INCENTIVES

     In keeping with the Company's commitment to provide a total compensation package which favors at-risk components of pay, long-term incentives (consisting primarily of stock options) comprise the largest portion of an executive's total compensation package. When awarding long-term incentives, the Committee considers the executive's level of responsibility and prior experience, as well as historical award data, various performance criteria and compensation practices of the Comparator Group. The Committee's objective is to provide executives with long-term incentive award opportunities that are at a competitive market level. In certain instances, the Committee may provide individuals with long-term incentive award opportunities that are above or below market level based on an executive's experience and actual performance.

     Stock options have been granted at an option price not less than the fair market value of the Common Stock on the date of grant. Accordingly, stock options have value only if the stock price appreciates from the date the options are granted. This plan focuses executives on the creation of stockholder value over the long-term and encourages equity ownership in the Company. In 1996, in an effort to align the interests of the Company's executives with the interests of the Company's stockholders following the Spin-off, the Committee decided to provide executives with a front-loaded grant of stock options (three times a normal annual grant) with performance-based vesting. It is the Committee's intention not to make further grants of stock options to those who received such front-loaded grants prior to August 1999, except in the case of an Executive Officer's promotion or significant increase in responsibility. The front-loaded stock options have an exercise price equal to the fair market value of the Company's Common Stock on the date of grant. After one year, one-third of the options become exercisable when the average closing market price over 20 consecutive days equals or exceeds 133% of the option price, two-thirds when such price equals or exceeds 167% of the option price and 100% when such price equals or exceeds 200% of the option price. The term of the options is 10 years. As a substitute for long-term incentive plans discontinued after the Spin-off, an additional grant of non-qualified options was awarded to the Executive Officers of the Company in 1996. These options have the same vesting provisions as those described above.

     The Company's Management Deferred Compensation Plan permits eligible participants to elect deferral of a portion of base salary and annual incentive awards. In 1998, the Company amended this Plan so that the sole investment choice for amounts deferred after December 31, 1998, is Company stock units that are acquired at a 20% discount to market on a pre-tax basis. Company stock units representing the 20% discount generally are subject to a three-year cliff vesting provision requiring continued future employment and retention of the underlying Company stock units representing the pre-tax investment for such period. The Committee believes this program will facilitate Plan participants' acquisition and retention of Company stock and provide an opportunity for executives to satisfy the Company's stock ownership guidelines, thereby further aligning executives' interests with those of the Company's stockholders. The Committee intends to review periodically whether the 20% discount offered under the Management Deferred Compensation Plan should be continued.

INTERNAL REVENUE CODE SECTION 162(m) CONSIDERATIONS

     Section 162(m) of the Code provides that executive compensation in excess of $1 million will not be deductible for purposes of corporate income tax unless it is performance-based compensation and is paid pursuant to a plan meeting certain requirements of the Code. The Committee intends to continue reliance on performance-based compensation programs. Such programs will be intended to fulfill future corporate business objectives. The Committee currently anticipates that, to the extent practicable and in the Company's best interest, such programs will be designed to satisfy the requirements of Section 162(m) with respect to the deductibility of compensation paid. The Committee recognizes, however, that there may be business considerations that dictate that compensation be paid that is not deductible under Section 162(m).

EXECUTIVE COMPENSATION COMMITTEE

Michael T. Riordan (Chairman)
Joy A. Amundson
Thomas L. Gossage
Donald E. Guinn

                         STOCK PRICE PERFORMANCE GRAPH

     The following graph compares cumulative total stockholder returns for the Company with the cumulative total return of the S&P Consumer Staples Index and the S&P 500 Stock Index. This graph covers the period of time from August 16, 1996, the date following the Spin-off, through December 31, 1998, the last trading date of the Company's 1998 fiscal year. This graph assumes that $100 was invested in the Company's Common Stock on August 16, 1996 and that all dividends were reinvested.

                                                  THE DIAL CORPORATION        S&P CONSUMER STAPLES               S&P 500
                                                  --------------------        --------------------               -------
8/16/96                                                  100.00                      100.00                      100.00
12/27/96                                                 110.80                      112.10                      115.00
1/2/98                                                   165.00                      148.00                      150.40
12/31/98                                                 229.80                      180.40                      192.50

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Directors, Executive Officers and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Directors, Executive Officers and greater than 10% stockholders are required to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of such forms furnished to the Company, or written representations that no Forms 5 were required, the Company believes that during fiscal 1998 all of the Company's Directors, Executive Officers and greater than 10% beneficial owners complied with all Section 16(a) filing requirements, except that Bernhard J. Welle filed a late Form 4 relating to the exercise of 13,890 stock options in December 1998.

           COMMON STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     To further align management's interests with those of the Company's stockholders, the Company has adopted comprehensive stock ownership guidelines for Directors and management of the Company. The guidelines provide for ownership of shares of the Company's Common Stock equal to: (i) three times the annual retainer for Directors, (ii) three times base salary for the President and Chief Executive Officer, (iii) two times base salary for all Senior Vice Presidents and (iv) one times base salary for certain other members of management. Stock-based forms of compensation are counted in determining compliance with the Company's stock ownership guidelines.

     The following table sets forth the number of shares of the Company's Common Stock beneficially owned by the Directors, the Named Executive Officers and all Directors and Executive Officers as a group, as of March 12, 1999.

                                                               AMOUNT AND
                                                               NATURE OF
                                                               BENEFICIAL     PERCENT OF
                            NAME                              OWNERSHIP(1)      CLASS
                            ----                              ------------    ----------
Joy A. Amundson.............................................      16,274           *
Herbert M. Baum.............................................      16,166           *
Joe T. Ford.................................................      89,379           *
Thomas L. Gossage...........................................      74,367           *
Donald E. Guinn(2)..........................................      97,319           *
Malcolm Jozoff..............................................   1,244,541           *
Jane E. Owens...............................................     110,820           *
Susan J. Riley..............................................     132,217           *
Michael T. Riordan..........................................      15,727           *
Mark R. Shook(2)............................................     230,051           *
Barbara S. Thomas...........................................      14,728           *
Salvador M. Villar..........................................         575           *
Bernhard J. Welle(2)........................................     291,145           *
All Directors and Executive Officers as a Group (15
  persons)..................................................   2,546,498        2.4%

---------------
(1) Includes shares of Common Stock subject to Options which are presently exercisable or will become exercisable within 60 days as well as Dial restricted stock units ("DRSUs"). The number of shares of Common Stock subject to such exercisable options and DRSUs, respectively, include 12,150 and 3,124 held by Ms. Amundson; 12,150 and 3,016 held by Mr. Baum; 71,970 and 9,409 held by Mr. Ford; 49,971 and 22,396 held by Mr. Gossage; 84,274 and 6,918 held by Mr. Guinn; 1,053,110 and 75,917 held by Mr. Jozoff; 100,042 and 9,634 held by Ms. Owens; 117,696 and 10,621 held by Ms. Riley; 12,150 and 2,577 held by Mr. Riordan; 147,664 and 6,117 held by Mr. Shook; 12,150 and 1,578 held by Ms. Thomas; 0 and 0 held by Mr. Villar; 243,192 and 6,327 held by Mr. Welle and 2,015,059 and 170,084 held by all Directors and Executive Officers as a group.

(2) The following individuals share voting and dispositive powers with respect to the indicated number of shares of Common Stock: Mr. Guinn -- 6,127 shares; Mr. Shook -- 72,919 shares; Mr. Welle -- 19,782 shares. All of the other individuals have sole voting and dispositive powers with respect to their shares.

 *  Less than one percent

              COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     Based solely on a review of filings made with the SEC, there are no persons known to the Company to be the beneficial owners of more than 5% of the Company's outstanding Common Stock.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The principal independent public accounting firm used by the Company during fiscal 1998 was Deloitte & Touche LLP. It is currently contemplated that Deloitte & Touche LLP will be retained as the principal accounting firm of the Company in 1999. A representative of that firm will attend the Annual Meeting and will have an opportunity to make a statement if he or she desires and will be available to respond to appropriate questions.

                  STOCKHOLDER PROPOSALS AND OTHER INFORMATION

     From time to time stockholders may submit proposals which they intend to present at the Annual Meeting, and which may be proper subjects for inclusion in the Proxy Statement and form of proxy. To be considered for inclusion in the Proxy Statement, proposals must be submitted on a timely basis. Proposals intended to be presented at the 2000 Annual Meeting of Stockholders must be received by the Company no later than December 10, 1999. Any such proposals, as well as any questions related thereto, should be directed to the Secretary of the Company.

     In the event a stockholder wishes to nominate a candidate for election as a Director, or wishes to propose any other matter for consideration at the stockholder meeting, other than proposals covered by the first paragraph of this section, written notice of such stockholder's intent to make such nomination or request such other action must be given to the Secretary of the Company, The Dial Corporation, 15501 North Dial Boulevard, Scottsdale, Arizona 85260-1619, pursuant to certain procedures set out in the Company's Bylaws, a copy of which is available upon request from the Secretary of the Company. The Chairman of the Annual Meeting of Stockholder's may refuse to acknowledge the nomination of any person or the request for such other action not made in compliance with the foregoing procedure.

                                 OTHER BUSINESS

     The Board of Directors knows of no other matters to be brought before the Annual Meeting. If any other business should properly come before the Annual Meeting, the persons appointed in the enclosed proxy have discretionary authority to vote in accordance with their best judgment.

                                          By Order of the Board of Directors
                                      /s/ Jane E. Owens
                                          Jane E. Owens
                                          Senior Vice President, General Counsel
                                          and Secretary

PROXY                                                                      PROXY

                              THE DIAL CORPORATION
                      1999 ANNUAL MEETING OF STOCKHOLDERS
     C/O HARRIS TRUST & SAVINGS BANK, P.O. BOX 830, CHICAGO, ILLINOIS 60690
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Thomas L. Gossage and Barbara S. Thomas, and each of them, to have all the powers hereunder, including full power of substitution, as Proxies for the undersigned to vote as indicated below, at the Annual Meeting of Stockholders of The Dial Corporation (the "Corporation") to be held on Thursday, June 3, 1999, and at any adjournments or postponements thereof, all shares of stock which the undersigned is entitled to vote, with all voting rights the undersigned would have if personally present. This card also provides voting instructions for shares of the Corporation held for the account of the undersigned, if any, under the 401(k) plans of the Corporation.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL OF THE NOMINEES FOR DIRECTOR IDENTIFIED IN PROPOSAL 1.

               PLEASE COMPLETE, SIGN AND DATE THE REVERSE SIDE AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

                 (Continued and to be signed on reverse side.)

--------------------------------------------------------------------------------
                     DETACH HERE BEFORE MAILING TOP PORTION

                          [THE DIAL CORPORATION LOGO]

Dear Stockholder:

     On the reverse side of this card are instructions on how to vote for the election of directors by telephone. Please consider voting by telephone. Your vote is recorded as if you mailed in your proxy card. Voting this way is convenient. It also saves the Company money.

     Thank you for your attention to these matters.

4505--THE DIAL CORPORATION

                              THE DIAL CORPORATION
   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [X]

[                                                                              ]

The Board of Directors recommends a                                 For All
vote FOR:                                       For  Withhold  Except Nominee(s)
1. Election of directors whose terms            All     All     Written Below
   expire in 2002:                              [ ]     [ ]          [ ]
   Nominees: 01-Herbert M. Baum,
   02-Donald E. Guinn and
   03-Malcolm Jozoff.

   ------------------------------------
   (Except nominee(s) written above.)

2. In their discretion, the Proxies are
   authorized to vote upon such other
   business as may properly come before
   the meeting or any adjournments thereof.

                                              Dated:                  , 1999

                                              -------------------------------
                                              Signature

                                              -------------------------------
                                              Signature, if held jointly

                                              Please sign exactly as name
                                              appears on your account. If shares
                                              are held by joint tenants, both
                                              should sign. When signing as
                                              attorney, executor, administrator,
                                              trustee or guardian, please give
                                              full title as such. If a
                                              corporation, please sign in full
                                              corporate name by president or
                                              other authorized officer. If a
                                              partnership, please sign in
                                              partnership name by authorized
                                              partner.
--------------------------------------------------------------------------------

                          [THE DIAL CORPORATION LOGO]

                         TELEPHONE VOTING INSTRUCTIONS

Dear Stockholder:

     Your vote is important to us. We have provided an automated telephone service for granting your proxy. You may access this service 24 hours a day by dialing this TOLL FREE NUMBER from a touch-tone telephone (if located within the U.S.): 1-888-515-7892.

     After dialing 1-888-515-7892, you will hear the following instructions:

          Please enter your six digit control number which appears directly above the words "Dear Stockholder".

          Please press "1" if you wish to vote for the recommendations of the Board of Directors.

          Please press "0" if you wish to vote on each proposal separately.
               The system will then prompt you with voting instructions.

     Once this is completed, the telephone system will automatically hang up, and your proxy will be voted as you directed. IF YOU VOTE BY TELEPHONE, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.


4505--THE DIAL CORPORATION